Exhibit 10.1

April 30, 2019

Mr. Erich Clementi

c/o IBM Corporation

New Orchard Road

Armonk, NY 10576

Dear Erich:

This letter agreement shall constitute the agreement between you and International Business Machines Corporation (“IBM” or “Company”) (the “Agreement”), as to the terms of providing consulting services to IBM.

Consulting Services

For a period of one year from the date that you sign this Agreement, the Company may request, from time to time, that you provide consulting services to the Company, which services must be approved in advance by the Company’s Chairman, President and Chief Executive Officer (“Services”).  Any Services you provide will be as an independent contractor.

If you provide Services, the following terms shall govern:

•                  The fee for such Services will be $7,000 per day for each day on which you provide four or more hours of Services and $3,500 per day for each day that you provide less than four hours of Services;

•                  The Company shall reimburse you for any reasonable actual travel and other expenses incurred in connection with providing the Services; and

•                  The provision of Services by you shall not exceed 20% of the average level of services performed by you over the 36-month period immediately prior to your Retirement Date.  Further, it is intended by the parties that the provision of Services shall not further delay any payment to which you are entitled under an IBM employee benefit plan or agreement.

Nonpublic information you receive from IBM is confidential and proprietary to IBM and may not be divulged in whole or in part, in any form, to anyone outside the scope and needs of the Services. Failure to comply with the confidentiality obligations may result in action taken by IBM, including termination of your consulting services.

* * * * *

If you agree with the foregoing, please sign and date the enclosed copy of this letter in the space indicated below.

Sincerely,

/s/ Diane J. Gherson
Diane J. Gherson
Senior Vice President, Human Resources

Accepted by and Agreed to:

/s/ Erich Clementi
Erich Clementi

April 30, 2019
Date